EXHIBIT 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    -----------------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ziff-Davis Inc., of (I) our report dated February 22, 1999 appearing on page F16 of Ziff-Davis Inc's Annual Report on Form 10-K for the year ended December 31, 1998, (II) our report dated February 22, 1999 appearing on page F5 of Ziff Davis Inc's Form S-1 (No. 333-69447) relating to the Combined Financial Statements of ZDNet (a division of Ziff Davis Inc) for the year ended December 31, 1998 and (III) our report dated February 22, 1999 appearing on page F33 of Ziff Davis Inc's Form S-1 (No. 333-69447) relating to the Combined Financial Statements of ZD (a division of Ziff Davis Inc) for the year ended December 31, 1998.


/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
New York, New York
May 26, 1999